UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 6, 2014

AOL INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34419	20-4268793
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Broadway, New York, New York 10003

(Address of Principal Executive Offices) (Zip Code)

212-652-6400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Employment Agreement of the General Counsel

On May 6, 2014, the Compensation and Leadership Committee of the Board of Directors (the “Compensation Committee”) of AOL Inc. (the “Company”) approved a new Employment Agreement (the “Agreement”) with Julie Jacobs, the Company’s Executive Vice President, General Counsel and Corporate Secretary. The Agreement is effective as of May 1, 2014 (the “Commencement Date”) and supersedes and replaces the prior Employment Agreement between the Company and Ms. Jacobs, dated June 11, 2010, as amended.

The Agreement provides for Ms. Jacobs to serve as Executive Vice President, General Counsel and Corporate Secretary through April 30, 2018 (the “Term Date”). If at the Term Date, Ms. Jacobs’ employment has not been terminated previously and Ms. Jacobs and the Company have not agreed to an extension or renewal of the Agreement or to the terms of a new employment agreement, Ms. Jacobs’ employment term shall continue on a month-to-month basis subject to termination by either party on 30 days’ written notice. The Agreement provides for an annual base salary of $675,000 and a target annual incentive bonus opportunity of 100% of her base salary. The Agreement substantially conforms to the material terms established by the Company with respect to all of its executive officers.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Agreement.

Awards to General Counsel

On May 6, 2014, the Compensation Committee approved the grant of the following award to Ms. Jacobs:

•	A non-qualified option to purchase shares of Company common stock with an aggregate grant date value of $416,666 at an exercise price equal to the fair market value of a share of Company common stock on the grant date. The option will have a ten-year term and, subject to continued employment with the Company, the shares subject to the option will vest over a three-year period. One third of the shares subject to the option will vest and become exercisable on the first anniversary of the Commencement Date and the remaining shares subject to the option will vest and become exercisable monthly thereafter.

•	Restricted stock units with an aggregate grant date value of $416,666 equal to the fair market value of a share of Company common stock on the grant date. Subject to continued employment with the Company, the restricted stock units will vest over a three-year period. One third of the restricted stock units will vest on the first anniversary of the Commencement Date and one third of the restricted stock units will vest on each of the second and third anniversaries of the Commencement Date.

•	An award of performance units settled in shares of Company common stock conditioned upon the achievement of the Company’s three-year relative total shareholder return during a performance period from January 1, 2014 until December 31, 2016. The target number of performance units subject to the award will have a value equal to $416,666 based on the fair market value of the Company’s common stock on the grant date.

In approving the Agreement and the awards, the Compensation Committee reviewed peer group and salary survey data with its independent compensation consultant. The awards to Ms. Jacobs are currently anticipated to be effective on May 30, 2014, the first regularly scheduled grant date following the Company’s 2014 Annual Meeting of Stockholders. The foregoing description of the awards to Ms. Jacobs does not purport to be complete and is qualified in its entirety by reference to the award agreements and the 2010 AOL Inc. Stock Incentive Plan, as amended and restated, with respect to such awards.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AOL INC.

By:	/s/ Timothy M. Armstrong
Name:	Timothy M. Armstrong
Title:	Chief Executive Officer

Date: May 7, 2014

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